EXHIBIT 10.24

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated as of March 16, 2016 (the “Effective Date”), is made and entered into by and among Trican Well Service Ltd., an Alberta corporation (“Trican Parent”) and Trican Well Service, L.P., a Delaware limited partnership (“Trican U.S.”), and Keane Frac L.P. (“Buyer”). Trican Parent and Trican U.S. are collectively referred to herein as the “Licensor”. Licensor and Buyer are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.

WHEREAS, pursuant to that certain Asset Purchase Agreement dated January 25, 2016 (the “Purchase Agreement”), by and among Keane Group Holdings, LLC, a Delaware limited liability company (“Keane Parent”), Buyer (Buyer together with Keane Parent, the “Buyer Companies”), Trican Parent and Trican U.S. (and collectively with any other Subsidiary of Trican Parent that has any right, title and interest in the Purchased Assets, including those Subsidiaries set forth on Annex I thereto, the “Seller Companies”), Buyer shall license from the Licensor, and Licensor has agreed to license to Buyer, certain of Licensor’s Intellectual Property Rights utilized in connection with the Business within the Territory as of the Closing Date.

NOW, THEREFORE, in consideration of the mutual promises made herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 For the purpose of this Agreement, capitalized terms used in this Agreement shall have the meanings specified in this Section 1.1. Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Purchase Agreement.

“Affiliate(s)” as used in this Agreement in connection with Buyer or Licensor means any Person, company or legal entity of which the designated company or legal entity now or hereafter owns or controls, directly or indirectly, more than fifty percent (50%) of the stock having the right to vote for directors thereof or other indicia of equity, or any Person, company or legal entity which owns or controls, or is under common control with, the designated company or legal entity. For the purpose of this definition, the stock or other indicia of equity owned or controlled by a particular Person, company or legal entity shall be deemed to include all stock owned or controlled, directly or indirectly, by any other Person, company or legal entity of which the particular Person, company or legal entity owns or controls, directly or indirectly, more than fifty percent (50%) of the stock having the right to vote for directors thereof or other indicia of equity.

“Canadian Insolvency Law” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) or any other like, equivalent or analogous legislation of any Canadian jurisdiction and any plan of arrangement law provision of any corporations statute under which a corporation may propose a compromise or an arrangement with respect to its creditors or any class or the claims of any class of creditors of the corporation.

“Canadian Insolvency Proceeding” in relation to any Person means any proceeding contemplated by any application, petition, assignment, filing of notice or other means, whether voluntary or involuntary, under any Canadian Insolvency Law seeking any moratorium, reorganization, adjustment, composition, proposal, compromise, arrangement, administration or other like or similar relief in respect of any or all of the obligations of that Person, seeking the winding up, liquidation or dissolution of that Person or all or any part of its property, seeking any judgment or order declaring, finding or adjudging that Person insolvent or bankrupt, seeking the appointment (provisional, interim or permanent) of any receiver or resulting, by operation of law, in the bankruptcy of that Person.

“CFL Product” means the cement fluid loss product used or marketed by Licensor in the Business and all variants thereof in oilfield services, as of the Closing Date.

“Change-of-Control-of-the-Company” means (i) Sale-of-the-Company; (ii) another Person, other than Permitted Holders, directly or indirectly owns a majority of the voting equity securities of Keane Parent; or (iii) Buyer ceases to be a wholly-owned Subsidiary of Keane Parent (or its successor).

“Confidential Information” means any confidential and proprietary information that one Party (the “Disclosing Party”) discloses to the other Party (the “Receiving Party”) hereunder, or that the Receiving Party otherwise obtains hereunder, including Know-How, algorithms, source code, specifications, methods of processing, techniques, data, ideas, concepts, drawings, designs, proprietary electronic equipment, software, and schematics. The terms and conditions of this Agreement shall be the Confidential Information of both Parties. Without limiting the generality of the foregoing, the Parties acknowledge and agree that any Trade Secrets that comprise the Licensed Intellectual Property are the Confidential Information of Licensor. Notwithstanding any of the foregoing, Confidential Information does not include any information the Receiving Party can establish through written documentation: (a) is or, through no improper action or inaction by the Receiving Party or any of its authorized representatives, becomes generally available and known to the public; (b) was rightfully in its possession or known by it without any obligation of confidentiality prior to receipt from the Disclosing Party; (c) was rightfully disclosed to the Receiving Party without any restriction by a third party that was authorized to make such disclosure; or (d) was independently developed by the Receiving Party without the use of or reference to any Confidential Information of the Disclosing Party.

“Contractor” means, with respect to a Party, any Person engaged by such Party to perform a service for or on behalf of such Party including selling, distributing, maintaining or producing any products or services of such Party, including manufacturing products for or on behalf of a Party, in connection with providing oilfield services.

“Excluded Fields of Use” means (a) the use and sale of the MVP Frac Product to treat proppant (including sand) for dust control except in pressure pumping services in which Buyer or any of its Affiliates is providing the pressure pumping services directly to any of their customers; and (b) the sale of the MVP Frac Product and the TriVert Product except in pressure pumping services in which Buyer or any of its Affiliates is providing the pressure pumping services directly to any of their customers.

“Intellectual Property” means (i) patents; (ii) copyrights, works of authorship (including Software), and all registrations, applications, and renewals of any of the foregoing; and (iii) Know-How. For the avoidance of doubt, “Intellectual Property,” under this Agreement, shall not include any trademarks or Internet domain names.

“Keane Parties” means Shawn Keane, Kevin Keane, Tim Keane, Brian Keane and KSD Newco Corporation (each, including their respective successors and permitted assigns).

“Know-How” means trade secret and confidential and proprietary information concerning industrial, commercial or scientific experience, including, but not limited to, trade secret and confidential information regarding technology, know-how, databases, inventions, formulas, processes, developments and research.

“Licensed Intellectual Property” means Intellectual Property owned by Licensor or its Affiliates and used in the Business as of the Closing Date (other than Purchased Business Intellectual Property and the Intellectual Property related to Electronic Control System Technology that is governed by a separate license agreement between Trican Parent and Buyer and effective on the same date as this Agreement), including the Intellectual Property set forth on Exhibit 1.

“Licensed Products” means the products currently sold using the Product Marks set forth on Exhibit 2 and as such products may be modified by Licensor in the future.

“MVP Frac Product” means the product generally known or marketed as MVP Frac and all variants thereof in oilfield services, including any derivative products related to dust control, as of the Closing Date.

“Permitted Holders” means (i) funds and accounts managed by Cerberus Capital Management, L.P. or its Affiliates; (ii) the Keane Parties or its Affiliates; and (iii) Trican Parent or its Affiliates.

“Product Improvements” means any of the Products including or incorporating enhancements, modifications, or improvements made to the Products after the Closing Date, other than ordinary course or routine modifications, changes or updates of the Products or use thereof made by or on behalf of Licensor.

“Product Intellectual Property” means Licensed Intellectual Property used in or related to the Products as of the Closing Date, including the Intellectual Property set forth on Exhibit 1, (A) Patent Schedule, as well as the Know-How as listed in Exhibit 1(B)(i) Know-How Schedule.

“Product Marks” means the trademarks set forth on Exhibit 2 for use with the Licensed Products and all registrations in any of the foregoing.

“Product Supplier” means any supplier in the Territory authorized and licensed by Licensor to manufacture the Products for Buyer or its Affiliates at any time during the Term of this Agreement.

“Products” means the TriVert Product, the MVP Frac Product, the TriFac MLT Product, the TSB300 Product, the Stratum Product and the CFL Product, including any ordinary course or routine modifications, changes or updates of the Products or use thereof made by or on behalf of Licensor at any time.

“Products Actual Costs” means the sum of the actual cost of materials, any third party blending costs and any transportation costs directly incurred by Licensor with respect to the manufacture and delivery to Buyer or its Affiliates of each of the Products.

“Sale-of-the-Company” means the sale of all or substantially all of the consolidated assets of Keane Parent to a Person the majority of the voting equity securities of which are not owned by Permitted Holders, whether held by Keane Parent or one or more of its Subsidiaries, and whether by way of an asset sale or direct or indirect sale of equity interests, tender offer, merger, consolidation or other similar transaction.

“Software” means any and all computer programs, including operating system and applications software, computerized implementations of algorithms, and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all available documentation, including user manuals, relating to the foregoing.

“Territory” shall mean the United States (including Alaska and Hawaii), including its territorial waters.

“TriFrac MLT Product” means the product generally known as or marketed as TriFrac MLT and all variants thereof in oilfield services, as of the Closing Date.

“TriVert Product” means the product generally known as or marketed as TriVert and all variants thereof in oilfield services, as of the Closing Date.

“TSB300 Product” means the product generally known or marketed as TSB300 and all variants thereof in oilfield services, as of the Closing Date.

“Stratum Product” means the product generally known or marketed as Stratum and all variants thereof in oilfield services, as of the Closing Date.

Section 1.2 Construction; Interpretation. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the singular shall also include the plural, and vice versa; (iii) reference to any Person includes such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (iii) is intended to authorize any assignment or transfer not otherwise expressly permitted by this Agreement; (iv) reference to a Person in a particular capacity or capacities excludes such Person in any other capacity; (v) reference to any contract means such contract as amended, supplemented or modified from time to time in accordance with the terms thereof; (vi) all references to Sections shall be deemed to be references to the Sections of this Agreement; (vii) where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person; and (viii) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

LICENSES; DOCUMENTATION; TECHNICAL SUPPORT

Section 2.1 Grant of Non-Exclusive License to Buyer. The Licensor (acting for itself as well as on behalf of its Affiliates) grants to Buyer a perpetual and irrevocable, non-exclusive, non-sublicensable (except as provided in Section 2.2), fully-paid up and royalty free, right and license to use, make, have made, copy, develop, modify, create derivative works of, and otherwise exploit the Licensed Intellectual Property, other than issued patent claims directed to the manufacture or use of the Products for the patents and patent applications listed on Exhibit 1.A, Patent Schedule, and Exhibit 1(B)(i), Know-How Schedule (which are covered by the licenses granted in Section 2.3 below), in the operation of the Business in the Territory together with any natural expansion or evolution of such Business. The licensed rights granted to Buyer in this Agreement include the right to perform any activity that, in the absence of such license, would constitute inducement or contributory infringement.

Section 2.2 Right to Sublicense. The licenses granted in Section 2.1 include the right to grant sublicenses (commensurate with but no greater than the scope of such licenses) solely to Buyer’s (i) Affiliates, but solely for as long as any such Affiliate remains an Affiliate of Buyer, and without further right to sublicense, except as set forth in clause (ii) below, and (ii) Contractors, only in connection with performing services for or on behalf of Buyer, and without further right to sublicense.

Section 2.3 Grant of Non-Exclusive Product License to Buyer. Subject to the terms and conditions of this Agreement, the Licensor grants to Buyer an irrevocable (subject to Section 3.2), non-exclusive, non-sublicensable (except as provided in Section 2.4), royalty free right and license in the Product Intellectual Property to use, sell and have made the Products in the operation of the Business in the Territory (other than the Excluded Fields of Use) together with any natural expansion or evolution of such Business, provided that Buyer or any of its Affiliates purchases the Products either from the Licensor, subject to Section 2.5, or purchases the Products directly from any Product Supplier. Nothing in the foregoing license, or in the license in Section 2.1, is a grant to Buyer or any of its Affiliates to make, have made (other than as provided in Section 2.5), or manufacture the Products. Nothing in the foregoing license, or in the license in Section 2.1, is a grant to Buyer or its Affiliates to make, have made or manufacture the Products for use or sale in the Excluded Fields of Use.

Section 2.4 Right to Sublicense. The licenses granted in Section 2.3 include the right to grant sublicenses (commensurate with but no greater than the scope of such licenses) solely to Buyer’s Affiliates, but solely for as long as any such Affiliate remains an Affiliate of such Party, and without further right for such Affiliate to sublicense.

Section 2.5 Supply of Products by Licensor.

(a) Supply of Products. During the Term of this Agreement, Licensor agrees to and shall offer to supply Products to Buyer or its Affiliates on production and delivery terms that are substantially similar to those offered by Product Suppliers, and for a fee that is no greater than the Products Actual Costs for Products actually supplied to Buyer or its Affiliates. The Buyer and its Affiliates shall owe Licensor no other fees, royalties or other amounts for the supplied Products. For clarity, if Buyer elects, in its sole discretion, to purchase Products directly from a Product Supplier, Buyer shall not owe Licensor any royalties, fees or other amounts under this Agreement, including for the license granted in Section 2.3.

(b) Product Improvements. Subject to Section 3.2(b), during the Term of this Agreement, Licensor agrees to and shall offer to supply Product Improvements to Buyer or its Affiliates on terms at least as favorable as the most favorable terms granted by Licensor to any of its customers or licensees of the Product Improvements.

(c) Supplier of Products. During the Term of this Agreement, Licensor agrees and covenants to maintain sufficient Product Suppliers in the United States authorized by Licensor to manufacture and supply the Products to Buyer or its Affiliates at such levels and with such promptness of delivery as the Products have been previously supplied to Licensor by the applicable Product Supplier.

(d) Audit Right. During the Term of this Agreement, Buyer shall have the right to audit the Products Actual Costs upon reasonable written notice. The Licensor shall keep books and records sufficient for Buyer to verify the Products Actual Costs. The Licensor shall pay to Buyer any overcharged amounts revealed in the audit within thirty (30) days of receiving written notice thereof.

(e) Product Data. Licensor shall promptly provide to Buyer all data and information, but excluding product formulas for the Products, about the Products, including data and information on the chemicals used in the Products, to comply with Buyer’s or its Affiliates’ regulatory and customer disclosure requirements.

Section 2.6 Product Trademark License.

(a) Subject to the terms and conditions of this Agreement, Trican Parent hereby grants to Buyer a limited, royalty-free, non-exclusive, non-terminable (subject to Section 3.2(a)), non-transferable and non-assignable (except as provided in Section 3.3) license (with a limited right to sublicense only to Affiliates of Buyer) to use the Product Marks in connection with the sale and use of the Licensed Products including as provided in Sections 2.3 and 2.5 of this Agreement, in substantially the same manner as the Product Marks were used in the Territory prior to the Effective Date unless such Product Marks or Products are modified as set forth herein.

(b) Any rights not expressly granted to Buyer under this Agreement are reserved by Trican Parent. In using the Product Marks pursuant to this Agreement, Buyer shall in no way represent that it has any right, title or interest in the Product Marks other than those expressly granted under the terms and conditions of this Agreement. If any of the Product Marks are registered in the Territory, Buyer agrees to mark all goods and services featuring such Product Marks as reasonably instructed by Trican Parent.

(c) Buyer acknowledges and agrees that Buyer shall not, directly or indirectly, contest or challenge Trican Parent’s sole and exclusive rights in and to the Product Marks or the validity thereof, including, without limitation, the goodwill associated therewith. Except for the license to use the Product Marks in accordance with this Agreement, Buyer shall acquire no right, title or interest in (or adopt, use, register or apply for registrations anywhere for) the Product Marks (or any translations, variations, adaptations, derivations or combinations of the foregoing) or the Product Marks confusingly similar thereto as a result of exercise of any rights under this Agreement.

(d) Buyer agrees to maintain the quality, appearance, and other standards consistent with past practices with respect to Licensed Products observed by Licensor and its Affiliates as of the Effective Date with respect to all of Buyer’s uses of the Product Marks in connection with the Business, and to meet such other reasonable quality standards as reasonably agreed to by the Parties.

Section 2.7 Reservation of Rights. The licenses granted under this Agreement cover only rights under the Licensed Intellectual Property and the Product Marks as of the Closing Date within the Territory, except as otherwise provided in this Agreement, and Buyer expressly agrees not to use the Licensed Intellectual Property and Product Marks outside of the Territory. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property, other than the rights expressly granted in this Agreement with respect to the Licensed Intellectual Property and the Product Marks. In particular, neither Buyer nor any of its Affiliates shall have any right to sublicense or otherwise grant any rights under the Licensed Intellectual Property, except as expressly provided in Sections 2.2 and 2.4, and under the Product Marks, except as provided in Section 2.6. All rights not expressly granted above or otherwise in this Agreement are reserved by Licensor and Buyer, respectively. Subject to the license rights granted above, Licensor retains all right, title, and interest in and to the Licensed Intellectual Property and the Product Marks under this Agreement.

ARTICLE III

TERM AND LICENSE TERMINATION; ASSIGNMENTS

Section 3.1 Term. Subject to Section 3.2, this Agreement and the rights and licenses granted and retained hereunder will become effective on the Effective Date, and will continue perpetually thereafter (the “Term”).

Section 3.2 Termination for Breach.

(a) License Termination for Breach. If a Party materially breaches any of its obligations under this Agreement, and does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate the licenses affected by such breach by providing written notice of termination to the other Party, which termination shall be effective immediately. Upon termination of the Agreement, any rights to Buyer or its Affiliates in and to Product Improvements by Licensor shall terminate as to all future Product Improvements.

(b) Partial Termination for Product Improvements. Upon (a) a Change-of-Control-of-the-Company, or (b) the later of (i) the fifth anniversary of the Effective Date or (ii) the date that Licensor and any of its Affiliates cease to directly or indirectly own or hold any equity interest, including Keane Common Equity Units or Class C Profits, in Keane Parent, Licensor will have the right at any time thereafter upon thirty (30) days’ prior written notice to Buyer to terminate its obligations under this Agreement to supply or offer to supply any Product Improvements to Buyer or its Affiliates. Notwithstanding the foregoing, any rights granted to Buyer or its Affiliates in and to Product Improvements provided by Licensor prior to any such termination shall survive such termination, and Buyer or its Affiliates shall continue to have all such rights in such Product Improvements irrespective of any such termination.

Section 3.3 Assignments; Preservation of Rights.

(a) Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Neither this Agreement, nor the rights granted hereunder, may be assigned or transferred, directly or indirectly, in whole or in part, by either Party to any Person without the prior written consent of the other Party; provided that either Party may without the other Party’s consent assign or transfer this Agreement or any or all of its rights and obligations hereunder (i) to any Affiliate and (ii) to any Person in connection with a merger, change of control or sale of all or substantially all of the assets of the assigning Party’s business. Notwithstanding the foregoing, Buyer may assign this Agreement to a lender as collateral for indebtedness, provided that Buyer shall not be released from its obligations hereunder. Any assignment in violation of this Section 3.3 shall be null and void.

(b) Preservation of Rights. The licenses and other rights granted to Buyer and its Affiliates under this Agreement shall run with the Licensed Intellectual Property and shall be preserved and remain valid and fully enforceable in the event that the Licensed Intellectual Property or Products Marks, in whole or in part, or any interest therein, is acquired by another Person from Licensor by sale, assignment (including by Assignment of this Agreement), transfer (including the grant of exclusive licenses) or other disposition. Licensor agrees that any such sale or assignment of the title to or an exclusive license for any of the Licensed Intellectual Property or the Product Marks will be made expressly subject to Buyer’s and its Affiliates’ licenses and other rights under this Agreement and Licensor shall provide any acquiring Person with written notice thereof or a copy of this Agreement.

ARTICLE IV

INFRINGEMENT

Section 4.1 Infringement Legal Actions. In the event that the Buyer or Licensor shall become aware of any infringement or misappropriation of the Licensed Intellectual Property in the Territory, such Party shall notify the other Party of such infringement or misappropriation, and provide supporting evidence of such infringement and misappropriation and the identity of the alleged infringer(s) or misappropriating party. Licensor shall, upon receipt of written notice from Buyer, subject to the requirements of the following sentence, be obligated to timely commence and maintain an action or proceeding as Buyer may reasonably request in such notice to enjoin and/or seek damages and other monetary remedies for such infringements. Upon Licensor’s reasonable inquiry into and confirmation that such infringement or misappropriation is occurring and there is a legal basis for bringing a legal action, Licensor shall commence, within a reasonable period following Buyer’s notice, any such action or proceeding at Buyer’s request. Licensor reserves the right to first transmit a demand letter seeking cessation of such infringement or misappropriation before filing a legal action.

Section 4.2 Litigation Expenses; Recovery. The Buyer shall bear all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, and shall share equally (fifty percent (50%) each) in all profits, damages and other monetary awards and relief recovered in any such action or proceeding after Buyer’s costs and expenses, including attorneys’ fees, have been fully recouped.

Section 4.3 Cooperation and Control. The Parties agree to render such reasonable cooperation to one another in respect of any such action, including, without limitation, the production and/or execution of such documents, assignments and powers, and the provision of such participation and testimony, as may be reasonable under the circumstances to maintain such action. Licensor and/or its Affiliate shall direct and control the prosecution and settlement of the litigation in which Buyer or any of its Affiliates has not been directly sued or is not named as a party in connection with such litigation, with reasonable consultation with Buyer. Buyer acknowledges that Licensor and/or its Affiliates are not obligated to disclose any attorney-client or work product privilege information or communications regarding the litigation to Buyer that would waive or vitiate such attorney-client or work product privilege protections.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Confidential Obligations. Each Party, as the Receiving Party, agrees to: (i) keep the Disclosing Party’s Confidential Information confidential and not disclose or make available any of the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party (except strictly in accordance with Section 2.2); (ii) use the Disclosing Party’s Confidential Information only as necessary to perform the Receiving Party’s obligations and exercise its rights as specifically allowed under this Agreement; (iii) use at least the same degree of care in keeping the Disclosing Party’s Confidential Information confidential as the Receiving Party uses for its own Confidential Information of a similar nature (but in no event less than a reasonable degree of care); and (d)

limit access to the Disclosing Party’s Confidential Information to the Receiving Party’s authorized representatives who have a need to access or know such Confidential Information for the purpose of exercising the Receiving Party’s rights as specifically allowed under this Agreement. Buyer shall require that employees and Contractors with access to Licensor’s Know-How to enter into confidentiality agreements with restrictions applicable to the Confidential Information hereunder at least as restrictive as those in this Agreement.

Section 5.2 Disclosure Required by Law. In the event the Receiving Party is requested or required by Law to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall provide reasonable advance written notice to the Disclosing Party of such request or requirement so that the Disclosing Party may seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, the Receiving Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this Agreement; provided, however, that the Receiving Party exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information prior to its disclosure and endeavors to disclose only the minimum amount of such Confidential Information necessary to comply with such legal requirement.

Section 5.3 Disclosure of Agreement in Connection with Due Diligence. A Party may provide this Agreement to any third party subject to confidentiality obligations no less restrictive than those set forth in this Article V, if required to do so in connection with any diligence for any actual or potential bona fide business transaction with such third party related to the subject matter of this Agreement (including an acquisition, divestiture, merger, consolidation, asset sale, financing or public offering).

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Notice. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, when transmitted to the applicable number so specified in (or pursuant to) this Section 6.1 and an appropriate answerback is received when sent by telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

if to the Licensor (Trican Parent or Trican U.S.):

Trican Well Service Ltd.

2900, 645 - 7th Ave SW

Calgary, AB | T2P 4G8

Facsimile: 403.231.7975

Attention: Dale Dusterhoft, Chief Executive Officer

(a) For the purposes of this Agreement and all Contracts, documents and instruments executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any Party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such covenant or other provision as contemplated herein.

(b) No amendment to this Agreement may be made without the written consent of Buyer and the Licensor.

Section 6.5 Licensor Bankruptcy.

(a) All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights and licenses to “intellectual property” and the subject matter of this Agreement, including all Licensed Intellectual Property, Product Improvements and the Product Marks, is and shall be deemed to be “embodiments” of “intellectual property,” in each case, as such terms are used in and interpreted under Section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)).

(b) This Agreement and the obligations of Licensor hereunder are not assignable by Licensor by reason of their nature and may not be assigned by court order in a Canadian Insolvency Proceedings involving Licensor (including under Section 84.1 of the Bankruptcy and Insolvency Act (Canada) (“BIA”), section 11.3 of the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) and any statutory provisions or legal or equitable principles of similar effect in any jurisdiction). All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights to use intellectual property as contemplated in Section 65.11(7) of the BIA and Section 32(6) of the CCAA, and Buyer is and shall be entitled to the protections of those legislative provisions, and all statutory provisions or legal or equitable principles of similar effect in all jurisdictions.

(c) Buyer shall have all rights, elections and protections under the Code, the BIA, the CCAA and all other Canadian Insolvency Laws and principles of law and equity with respect to this Agreement and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate becomes subject to any bankruptcy or similar proceedings under the Code or otherwise, or becomes subject to any Canadian Insolvency Proceedings:

(i) Subject to Buyer’s rights of election under Section 365(n), of the Code and legal and equitable rights of similar effect in other jurisdictions, all rights, licenses and privileges granted to Buyer under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by rejection, disclaimer or resiliation of this Agreement; and

(ii) Buyer shall be entitled to a complete duplicate of (or complete access to, as appropriate) all Licensed Intellectual Property and Newly Developed IP, and embodiments thereof, which, if not already in Buyer’s possession, shall be promptly delivered to Buyer or its designee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

(d) Notwithstanding the foregoing, if the Licensor or its estate becomes subject to any bankruptcy or similar proceeding under the Code or becomes subject to any Canadian Insolvency Proceedings and as a result of which this Agreement is terminated, rejected, disclaimed or resiliated, or Buyer shall otherwise lose its rights under this Agreement in connection with such proceeding, then Trican U.S.’s Keane Common Equity Units will immediately and automatically be reduced on a dollar-for-dollar basis based on the amount of losses, damages, fees, costs, expenses ( including reasonable fees and expenses of outside counsel), fines and penalties (“Losses”) incurred by Buyer related to or arising from Buyer’s loss of rights under this Agreement. Such Losses may include the fair market value of the licenses granted under this Agreement, Buyer’s costs and expenses to replace any Intellectual Property licensed or licenseable under this Agreement, and damage to the Business.

Section 6.6 Entire Agreement. This Agreement and the Purchase Agreement set forth the entire agreement and understanding between the Parties as to the subject matter hereof, and merge all prior discussions between them, and neither Party hereto shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein or therein, or as duly set forth on or subsequent to the date hereof in writing, signed by duly authorized representatives of the Parties. Nothing in this Agreement shall limit or modify the rights and obligation of the Parties pursuant to the Purchase Agreement.

Section 6.7 Governing Law. This Agreement shall be deemed to be a Contract made under, and shall be construed in accordance with, the Laws of the State of Delaware applicable to Contracts entered into, and to be wholly performed within such State.

Section 6.8 Jurisdiction. Except as provided in this Section 6.8, each of the Parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, in the courts of the State of Delaware, or if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world, whether within or without the State of Delaware. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other Parties hereto.

Section 6.9 Counterparts; Execution. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered (including, without limitation, by facsimile) shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have signed and executed this Intellectual Property License Agreement on the Effective Date.

TRICAN WELL SERVICE LTD.

By:	/s/ DALE M. DUSTERHOFT
Name:	Dale M. Dusterhoft
Title:	Chief Executive Officer

TRICAN WELL SERVICE L.P.

By:	TriLib Management LLC, its general partner

By:	/s/ BRIAN T. HARRISON
Name:	Brian T. Harrison
Title:	Secretary

Keane Frac LP

By:	Keane Frac GP, LLC, as the general partner of the Company

By:	KGH Intermediate Holdco II, LLC, its managing member

By:	/s/ GREGORY POWELL
Name:	Gregory Powell
Title:	Vice President and Chief Financial Officer